FOR IMMEDIATE RELEASE

Investor Contact:

Matt Bacso, CFA

Gilmartin Group

Matt.Bacso@gilmartinir.com

Sonendo, Inc. Announces Executive Management Team Changes

General Counsel and Chief Technology Officer to Step Down in July 2022

LAGUNA HILLS, Calif. – June 17, 2022 -- Sonendo, Inc. (NYSE: SONX), a leading dental technology company and developer of the GentleWave® System, today announced two upcoming departures from its executive management team. Jacqueline Collins, vice president, general counsel, and Merhzad Khakpour, chief technology officer, will each leave the company in July for other opportunities.

In 2018 Ms. Collins became Sonendo’s first general counsel, bringing extensive expertise in medical device and intellectual property to the company. During her tenure she focused on building a legal and contracting foundation to support future growth and was a critical team member in preparing for Sonendo’s 2021 initial public offering and transition to operating as a public company.

"Jackie has been an invaluable member of our executive management team, helping define systems and processes for the years ahead,” said Bjarne Bergheim, chief executive officer. “I appreciate her leadership and the foundation she helped create for Sonendo’s future.”

Mr. Khakpour joined Sonendo in 2008 as one of its first employees and played an integral role in Sonendo’s early days of intense research and technology exploration. He leaves an experienced R&D organization that is expanding Sonendo’s technology platform and that has the expertise and passion to continue the company’s history of innovation in endodontics.

“Jackie and Mehrzad have each made tremendous contributions to Sonendo’s growth and milestones to date, including our 2021 initial public offering, the more than 800,000 GentleWave procedures that speak to growing adoption of our technology, and innovations like our recently announced CleanFlow Technology,” said Mr. Bergheim. “We appreciate their leadership during their time on the Sonendo team – both Jackie and Mehrzad are leaving behind strong organizations that will continue to drive innovation, scale for growth, and deliver on our commitment to patient-centric endodontics.”

A search is underway for a new general counsel and a new chief technology officer with extensive experience in product development to lead and scale the R&D organization for the company’s next stage of growth.

About Sonendo

Sonendo is a commercial-stage medical technology company focused on saving teeth from tooth decay, the most prevalent chronic disease globally. Sonendo develops and manufactures the GentleWave® System, an innovative technology platform designed to treat tooth decay by cleaning and disinfecting the microscopic spaces within teeth without the need to remove tooth structure. The system utilizes a proprietary mechanism of action, which combines procedure fluid optimization, broad-spectrum acoustic energy, and advanced fluid dynamics, to debride and disinfect deep regions of the complex root canal system in a less invasive procedure that preserves tooth structure. The clinical benefits of the GentleWave System when compared to conventional methods of root canal therapy include improved clinical outcomes, such as superior cleaning that is independent of root canal complexity and tooth anatomy, high and rapid rates of healing and minimal to no post-operative pain. In addition, the GentleWave System can improve the workflow and economics of dental practices and offers patients an effective, less invasive, and less painful alternative to traditional root canal therapy.

Sonendo is also the parent company of TDO® Software, the developer of widely used endodontic practice management software solutions, designed to simplify practice workflow. TDO Software integrates practice management, imaging, referral reporting and CBCT imaging, and offers built-in communication with the GentleWave System.

For more information about Sonendo and the GentleWave System, please visit www.sonendo.com. To find a GentleWave doctor in your area, please visit www.gentlewave.com.